Exhibit 99.1

Camber Energy Enters Into Purchase Agreement To Expand Its Permian Basin Position

Over 13,000 net acres targeting the horizontal San Andres

HOUSTON, Feb. 24, 2017 /PRNewswire/ -- Camber Energy, Inc. (NYSE MKT: CEI) ("Camber Energy" or the "Company"), an independent oil and gas exploration and production company with operations in Texas and Oklahoma, announced today that its newly formed subsidiary, Camber Permian II LLC ("CPII"), has entered into a definitive Purchase and Sale Agreement ("PSA") with private sellers to acquire oil and gas leases covering approximately 15,500 gross acres (13,000 net acres) in the Permian Basin for $11.03 million (known as the "Arrowhead Project").

The Arrowhead Project covers a contiguous block of acreage across the Yoakum and Cochran County line of the Permian Basin and includes a completed horizontal San Andres well and a salt-water disposal well, both currently shut-in. CPII will put the San Andres well back into production once the salt-water disposal well is placed into service. The transaction, which is targeted to close on or before March 30, 2017, is subject to, among other things, certain purchase price adjustments pursuant to title confirmation and a customary due diligence investigation.

Concurrently with the execution of the PSA, CPII also entered into an exploration agreement with certain undisclosed joint-venture partners. This agreement gives CPII access to the proprietary technical, geologic database over the Arrowhead Project. As consideration, the joint-venture partners have the option to own up to a 10% working interest, 5% of which is carried in the lease acquisition. CPII will own the remaining 90% to 95% working interest in the leasehold and will control operatorship of the subject properties.

The acquisition of the Arrowhead Project will initially be 100% funded by Jaffe Energy, Inc. ("JEI"). JEI is a closely-held, newly-formed investment vehicle, led by Morris D. "Doug" Jaffe, Jr., Chief Executive Officer, and Justin Jaffe, President. Doug Jaffe, Jr., is an accomplished businessman with a history of investments in the energy sector. In the late 1980s Mr. Jaffe purchased over ten percent of the total outstanding shares of Apache Corporation stock and joined Apache's Board of Directors at a speculative time in that company's history. Subsequently, Apache successfully transitioned from a partnership-based company to a pure oil and gas exploration and production play to become what it is today, a large, international E&P company. Justin Jaffe will spearhead the initial investments in the San Andres with Camber Energy.

CPII is structured to ultimately be jointly owned 50%/50% by the Company and JEI, after giving effect to certain earn-in provisions requiring the Company to fund 100% of the drilling and completion spending until such time when Camber's capital investment is equal to the initial capital investment made by JEI, plus an agreed premium to such amount, which is currently estimated to occur after the drilling and completion of six (6) initial wells. CPII expects to drill and complete these initial wells, or more, at the Arrowhead Project during calendar 2017, subject to obtaining development financing.

"This acquisition is consistent with our objectives to significantly increase the Company's presence in the rapidly-emerging horizontal San Andres play of the Permian Basin. Geographically, the Arrowhead Project is entirely separate from our other San Andres acreage position, and it expands and diversifies our exposure to this new play," said Anthony C. Schnur, the Chief Executive Officer of Camber Energy. "We are also pleased to welcome our financial partner, Jaffe Energy, joining Camber in this transaction.

"We expect this acquisition to provide the Company with a multi-year growth opportunity and an inventory of 75-plus potential drilling locations," Mr. Schnur continued. "At closing, Camber will have amassed an operated position of approximately 16,000 net acres in the Permian Basin, representing another step in our commitment to growth by adhering to our core competencies. Through our ownership and 20-plus year knowledge archive of the similar Hunton play in central Oklahoma, we believe that a number of practices and operational efficiencies from the Hunton may be applied advantageously to our San Andres development. We continue to maintain an aggressive growth posture and are intent on building shareholder value through field re-development, drilling, and continued strategic asset acquisitions."

About Camber Energy, Inc.

Based in Houston, Texas, Camber Energy (NYSE MKT: CEI) is a growth-oriented, independent oil and gas company engaged in the development of crude oil and natural gas in the Austin Chalk and Eagle Ford formations in south Texas, the Permian Basin in west Texas, and the Hunton formation in central Oklahoma. For more information about the Company and its strategic operational activities, please visit www.camber.energy.

Safe Harbor Statement and Disclaimer

This news release includes "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinions, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including "may," "will," "expect," "anticipate," "estimate," "hope," "plan," "believe," "predict," "envision," "if," "intend," "would," "probable," "project," "forecasts," "outlook," "aim," "might," "likely" "positioned," "strategy," "continue," "potential," "ensure," "should," "confident," "could" and similar words and expressions, and the negative thereof, and certain of the other foregoing statements may be deemed forward-looking statements. Although Camber Energy believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release, including our ability to integrate and realize the benefits expected from the Segundo acquisition and future acquisitions that we may complete; the availability of funding and the terms of such funding; our growth strategies; anticipated trends in our business; our ability to repay outstanding loans and satisfy our outstanding liabilities; our liquidity and ability to finance our exploration, acquisition and development strategies; market conditions in the oil and gas industry; the timing, cost and procedure for future acquisitions; the impact of government regulation; estimates regarding future net revenues from oil and natural gas reserves and the present value thereof; legal proceedings and/or the outcome of and/or negative perceptions associated therewith; planned capital expenditures (including the amount and nature thereof); increases in oil and gas production; changes in the market price of oil and gas; changes in the number of drilling rigs available; the number of wells we anticipate drilling in the future; estimates, plans and projections relating to acquired properties; the number of potential drilling locations; our financial position, business strategy and other plans and objectives for future operations; and other risks described in Camber Energy's Annual Report on Form 10-K and other filings with the SEC, available at the SEC's website at www.sec.gov. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The Company takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by the Company. The Company's SEC filings are available on its website or at http://www.sec.gov.

Contacts:
Carol Coale / Ken Dennard
Dennard • Lascar Associates LLC
(713) 529-6600